Exhibit 5.1
Lowenstein Sandler P.C.
65 Livingston Avenue
Roseland, New Jersey 07068-1791
July 27, 2007
Metalico, Inc.
186 North Avenue East
Cranford, New Jersey 07016
Re: Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as special counsel to Metalico, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission of a registration statement on Form S-3, together with any subsequent amendments thereto (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers registration of the sale by the selling stockholders identified in the Registration Statement of up to 5,245,999 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”). The Common Stock is to be sold from time to time as set forth in the Registration Statement.
     This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     As such counsel and in rendering the opinion set forth below, we have examined and relied upon originals, or copies certified to our satisfaction, of the corporate records of the Company, agreements and other instruments, certificates of public officials and such other documents as we deemed necessary as a basis for the opinion hereinafter set forth.
     In our examination, we have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, and (iii) the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.
     On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Common Stock has been validly authorized and is legally issued, fully paid and non-assessable.
     The foregoing opinion is limited to the General Corporation Law of the State of Delaware. We express no opinion with respect to any other laws, statutes, regulations or ordinances.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of such Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours, LOWENSTEIN SANDLER P.C.
By:	/s/ Lowenstein Sandler P.C.